Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CEO Approval ___

For Further Information Contact:
Thomas W. Stoltz Executive Vice President Chief Financial Officer 704-551-7201
CATO REPORTS NET INCOME AND EPS FOR 2007
Provides 2008 Outlook

Charlotte, NC (March 20, 2008) — The Cato Corporation (NYSE: CTR) today reported net income for the fourth quarter and year ended February 2, 2008. For the fourth quarter, the Company reported a loss of $1.8 million or ($.06) per diluted share compared to net income of $12.7 million or $.40 per diluted share for the fourth quarter ended February 3, 2007. Full year 2007 net income was $32.3 million or $1.03 per diluted share compared to $51.5 million or $1.62 per diluted share for 2006. For the year, net income and earnings per diluted share decreased 37% and 36% from 2006, respectively.
Sales for fiscal fourth quarter ended February 2, 2008 were $209.4 million as compared to sales of $230.7 million for the fourth quarter ended February 3, 2007, a decrease of 9%. Fourth quarter 2007 includes 13 weeks compared to 14 weeks in fourth quarter 2006. On an equivalent 13-week basis, comparable store sales decreased 6% from last year. The Company’s fiscal 2007 sales were $834.3 million as compared to fiscal 2006 sales of $862.8 million, a 3% decrease. Fiscal 2007 includes 52 weeks compared to 53 weeks in 2006. On an equivalent 52-week basis, comparable store sales decreased 4% from 2006.
“Our 2007 results reflect the difficult retail environment,” said John Cato, Chairman, President and Chief Executive Officer. “Our comparable store sales decrease and the resulting markdowns were the primary contributors to the lower earnings.”
8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

2007 REVIEW
For 2007, gross margin decreased 220 basis points to 31.4% of sales due to lower sales and higher markdowns; selling, general and administrative expenses increased 70 basis points to 25.3% of sales primarily due to de-leveraging of expenses on a lower sales base with the increase partially offset by a reduction in incentive compensation; and net income decreased to 3.9% of sales from 6.0% in fiscal 2006. The Company’s effective income tax rate decreased to 34.4% primarily due to higher tax-exempt interest and tax credits.
During 2007, the Company returned $20.3 million in dividends to shareholders. The Company’s annualized dividend of $.66 per share increased 10% in 2007, and represents a yield of over 4% at current price levels. The Company also repurchased 3.2 million shares of its common stock during the year and has approximately 400,000 shares remaining in a repurchase authorization.
For the fiscal year ended February 2, 2008, the Company opened 62 stores, relocated 18 stores and closed 20 stores.
2008 OUTLOOK
The Company expects 2008 to continue to be a difficult environment for retail. Although the Company feels its current inventory position is fresh and in line with current sales expectations, the gross margin rate is expected to be flat with 2007. The Company estimates 2008 comparable store sales in a range of down 3% to flat and that net income will be in a range of $21.0 million to $27.0 million. The Company estimates earnings per diluted share will be in a range of $0.72 to $0.93, a decrease of 30% to 10% from last year.
The Company estimates first quarter net income to be in a range of $14.4 million to $16.2 million, or $0.49 to $0.55 per diluted share, a decrease of 17% to 7%. This estimate is based on comparable store sales of down 3% to flat.
The 2008 net income estimates also reflect the following items:
•	The Company expects to open 75 new stores during the year. The expected store openings
8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

include 30 new stores of an expanded version of the Company’s It’s Fashion division stores. The expanded store, operating under the name It’s Fashion Metro, currently has six stores open and is a value-priced fashion format offering the latest styles for the entire family including urban-inspired, nationally recognized brands at everyday low prices. The Company’s net income estimate reflects the impact of closing 32 stores by year-end including the conversion of eight existing It’s Fashion stores to the It’s Fashion Metro format, which are included in the 30 new stores mentioned above. At this time, only four specific stores have been identified for closure.
•	Capital expenditures are projected to be $19 million, including $14 million for store development.
•	Depreciation is expected to be approximately $24 million for the year.
•	The effective tax rate is expected to be approximately 35.3%.
The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel operating two divisions: “Cato” and “It’s Fashion!”. The Company offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices, every day. As of February 2, 2008, the Company operated 1,318 stores in 32 states, compared to 1,276 stores in 31 states as of February 3, 2007. Additional information on The Cato Corporation is available at www.catocorp.com.
Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected financial results for fiscal 2008 and the first quarter of 2008, including various components of net income, comparable store sales, expected capital expenditures, and store openings and closings are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions, and inventory risks due to shifts in market demand, as well as such other factors and considerations contained in the Company’s Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or internet services.
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8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

THE CATO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE PERIODS ENDED FEBRUARY 2, 2008 AND FEBRUARY 3, 2007
 (Dollars in thousands, except per share data)

	Quarter Ended				Twelve Months Ended
	February 2,	%	February 3,	%	February 2,	%	February 3,	%
	2008	Sales	2007	Sales	2008	Sales	2007	Sales
REVENUES
Retail sales	$209,364	100.0%	$230,712	100.0%	$834,341	100.0%	$862,813	100.0%
Other income (principally finance, late fees and layaway charges)	3,072	1.5%	3,385	1.5%	12,096	1.5%	13,072	1.5%

Total revenues	212,436	101.5%	234,097	101.5%	846,437	101.5%	875,885	101.5%

GROSS MARGIN (Memo)	54,070	25.8%	71,087	30.8%	262,032	31.4%	290,101	33.6%
COSTS AND EXPENSES, NET
Cost of goods sold	155,294	74.2%	159,625	69.2%	572,309	68.6%	572,712	66.4%
Selling, general and administrative	55,999	26.8%	54,367	23.6%	210,901	25.3%	212,198	24.6%
Depreciation	5,514	2.6%	5,380	2.3%	22,212	2.7%	20,941	2.4%
Interest and other income	(1,833)	-0.9%	(3,973)	-1.7%	(8,218)	-1.0%	(9,597)	-1.1%

Cost and expenses, net	214,974	102.7%	215,399	93.4%	797,204	95.6%	796,254	92.3%

Income Before Income Taxes	(2,538)	-1.2%	18,698	8.1%	49,233	5.9%	79,631	9.2%
Income Tax Expense	(740)	-0.3%	6,002	2.6%	16,914	2.0%	28,181	3.2%

Net Income	$(1,798)	-0.9%	$12,696	5.5%	$32,319	3.9%	$51,450	6.0%

Basic Earnings Per Share	$(0.06)		$0.41		$1.03		$1.64

Basic Weighted Average Shares	29,978,405		31,326,640		31,279,918		31,281,163

Diluted Earnings Per Share	$(0.06)		$0.40		$1.03		$1.62

Diluted Weighted Average Shares	30,031,353		31,909,454		31,513,202		31,815,332

THE CATO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
 (Dollars in thousands)

	February 2,	February 3,
	2008	2007
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$21,583	$24,833
Short-term investments	92,995	98,709
Accounts receivable — net	45,282	45,958
Merchandise inventories	118,679	115,918
Other current assets	14,511	14,095
Total Current Assets	293,050	299,513
Property and Equipment — net	123,190	128,461
Other Assets	4,552	4,348
TOTAL	$420,792	$432,322
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$148,936	$123,049
Noncurrent Liabilities	24,486	32,480
Stockholders’ Equity	247,370	276,793
TOTAL	$420,792	$432,322

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